UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 30, 2017

BERRY GLOBAL GROUP, INC.
(Exact name of registrant as specified in charter)

Delaware	1-35672	20-5234618
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Oakley Street
Evansville, Indiana 47710
 (Address of principal executive offices / Zip Code)

(812) 424-2904
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.
On November 30, 2017 the Board of Directors (the "Board") of Berry Global Group, Inc. (the "Company") approved the amendment and restatement of the Company's Bylaws (the "Amended and Restated Bylaws"), effective as of November 30, 2017.  The principal features of the amendments are as follows:
•
Previously, the Company's Bylaws provided for election of directors by plurality vote. The Amended and Restated Bylaws provide that, other than in a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), each director shall be elected by the vote of the majority of the votes cast.

•
A majority of the votes cast means that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election. Votes cast exclude ballots marked as "withheld", "abstentions" and any "broker non-votes."

•	In a contested election, directors will continue to be elected by a plurality vote.
In addition, the Board approved the amendment and restatement of the Company's Corporate Governance Guidelines (the "Amended and Restated Governance Guidelines") to include a director resignation policy effective as November 30, 2017. The Amended and Restated Governance Guidelines require an incumbent director nominee who receives more votes cast "against" than votes cast "for" re-election to tender their written resignation from the Board within 10 business days following the certification of the election results to the Nominating & Governance Committee of the Board for their consideration.  The Nominating & Governance Committee will make a recommendation to the Board as to whether to accept the director's resignation; the Board will consider this recommendation and determine, within 90 days after certification of the election results, whether to accept the director's resignation and will promptly publicly disclose its decision (including the reasons underlying the decision).
The foregoing description of the Amended and Restated Bylaws is qualified in its entirety by reference to the text thereof, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.1. The Amended and Restated Governance Guidelines are available on the Company's website at www.berryglobal.com.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Bylaws of Berry Global Group, Inc., effective November 30, 2017.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BERRY GLOBAL GROUP, INC.
(Registrant)

Dated: November 30, 2017	By:	/s/ Jason K. Greene
	Name:	Jason K. Greene
	Title:	Executive Vice President, Chief Legal Officer and Secretary